EXHIBIT 23.1

2451 N. McMullen Booth Road Suite.308 Clearwater, FL 33759 855.334.0934 Toll free

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this S-8 Registration statements of our audit report dated March 29, 2013 relative to the financial statements of eLayaway, Inc., as of December 31, 2012 and for the year then ended.

/s/ DKM Certified Public Accountants

DKM Certified Public Accountants
Clearwater, Florida
April 23, 2013